EXHIBIT 99.1

           Pope Resources Announces Timberland Acquisition

    POULSBO, Wash.--(BUSINESS WIRE)--Oct. 25, 2004--Pope Resources (Nasdaq:POPEZ) announced today that it has entered into a definitive purchase and sale agreement to acquire 1,339 acres of timberland in western Washington for $12.3 million from a private party. The property being acquired is interspersed among acreage that Pope Resources already owns in Jefferson County. The transaction is expected to close within 30 days and will be funded primarily with cash on hand supplemented by a small amount of short-term debt.
    "These lands block up nicely with our existing Hood Canal tree farm, fill in some inholdings, and include several tracts that will be added to the portfolio of our Real Estate segment," stated David L. Nunes, President and CEO. "This property also includes a significant volume of high-quality merchantable timber, which we expect to harvest over the next few years. As a result of the harvest of this mature timber, we expect to fully recoup the purchase price during this timeframe."

    About Pope Resources

    Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own over 117,000 acres of timberland and development property in Washington. In addition, it provides forestry consulting and timberland management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.orm.com.

    CONTACT: Pope Resources
             Tom Ringo, 360-697-6626
             Fax: 360-697-1156